Exhibit 3.88

LIMITED LIABILITY COMPANY AGREEMENT

OF

O-I HOLDING LLC

THE UNDERSIGNED hereby declares this to be the Limited Liability Company Agreement (the “Agreement”) of O-I Holding LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), made effective as of October 17, 2007 (“Effective Date”).

ARTICLE I

ORGANIZATION

1.1          Organization. A Certificate of Formation was filed with the Delaware Secretary of State on October 17, 2007 creating the Company, organized and to be operated in compliance with the provisions of the Act (as defined below). The rights and liabilities of the Member are as provided in the Act except as provided in this Agreement.

1.2          Name. The name of the Company is “O-I Holding LLC”.

1.3          Principal Office. The location of the principal office and place of business of the Company is One Michael Owens Way, Perrysburg, Ohio 43551, or such other location as the Member may from time to time determine. At this principal office, the Company shall maintain its records as required by Section 18-104 of the Act.

1.4          Registered Office and Registered Agent. The registered agent of the Company is the Corporation Trust Company, and the location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, or such other location as the registered agent may determine in accordance with Section 18-104 of the Act. This Section 1.4 of the Agreement may be amended from time to time by the Member to reflect each change in the identity or address of the registered agent or registered office of the Company in the State of Delaware.

1.5          Term. The Company commenced on the date the Certificate of Formation was filed and will continue until it is dissolved, terminated, or wound up in accordance with the provisions of this Agreement.

1.6          Purpose. The purpose of the Company is to engage in any activities for which a limited liability company may be formed under the Act.

ARTICLE II

DEFINITIONS

The terms defined in this Article, whenever used in this Agreement and capitalized, have the following meanings:

2.1          “Act” means the Delaware Limited Liability Company Act, as codified in Chapter 18 of Title 6 of the Delaware Code, as now enacted or hereafter amended.

2.2          “Member” means Owens-Brockway Glass Container Inc., a corporation organized under the laws of the State of Delaware, and any other Person (as that term is defined in the Act) who may subsequently be designated as a Member of this Company pursuant to the terms of this Agreement and the Act.

ARTICLE III

CAPITAL CONTRIBUTIONS; INTEREST IN THE COMPANY

3.1          Initial Contribution. The Member is not required to make an initial capital contribution. The Member shall not be required to make any additional contributions to the Company for any purpose.

3.2          Limited Liability. The Member shall have no personal liability for liabilities or obligations of the Company except to the extent of its capital contribution.

3.3          Loans. The Member may, but shall not be required to, loan monies to the Company in amounts, and on terms and conditions, to be agreed upon by the Company and the Member. The Company may also borrow money from any third parties in amounts, and on terms and conditions, determined by the Member.

3.4          Distributions The Company may distribute cash or other property to the Member at such times and in such amounts as the Member may determine in its sole discretion.

ARTICLE IV

RIGHTS AND DUTIES OF MEMBER

4.1          Management Rights. The management of the Company is hereby reserved to the Member. The Member is the agent of the Company for the purpose of its business, and any act of the Member, including the execution in the Company name of any instrument for apparently carrying on in the usual way the business of the Company, binds the Company.

4.2          Right to Indemnity. If a Member (an “Indemnitee”) was or is a party, or is threatened to be made a party, in any threatened, pending, or completed action, suit, proceeding, or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company or the offer or sale of any membership interest, the Company (but without recourse to the separate assets of the Member) shall indemnify the Indemnitee against all losses, costs, and expenses, including attorneys’ fees, judgments, and amounts paid in settlement actually and reasonably incurred by the Member in connection with the action, suit, proceeding, or investigation, so long as the Indemnitee has met the standard set forth in Section 4.3 of this Agreement. The termination of any action, suit, proceeding, or investigation by judgment, order, settlement, or conviction upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner he, she, or it reasonably believed to be in or not opposed to the best interests of the Company and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding, or investigation, that he, she, or it had reasonable cause to believe his, her, or its conduct was unlawful.

4.3          Standard of Care.

(a)           Each Member, in the performance of his, her, or its duties, is entitled to rely in good faith on information, opinions, reports, and other statements, including financial statements, books of account, and other financial data, if prepared or presented by (i) one or more employees of the Company, or (ii) legal counsel, public accountants, or other persons as to matters within the Person’s professional or expert competence.

(b)           Each Member is to perform his, her, or its duties to the Company in good faith, in a manner he, she, or it reasonably believes to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.

ARTICLE V

DISSOLUTION AND LIQUIDATION

5.1          Events of Dissolution; Withdrawal. The Company shall be dissolved only upon the filing of a written declaration of dissolution by the Member. This Section 5.1 is intended, and shall be interpreted, as a right to continue the Company, without the need for any action by the Member or the Company.

5.2          Liquidation. If the Company is dissolved pursuant to Section 5.1, the Company shall be liquidated and the business and affairs of the Company shall be wound up in accordance with the applicable provisions of the Act and, in settling the accounts of the

Company, the assets and other property of the Company shall be distributed in the following order of priority after all income and loss for the fiscal year of the sale has been allocated to the Member:

(a)           to the payment of all debts and liabilities of the Company, other than any loans or advances from the Member;

(b)           to the establishment of any reserves deemed necessary by the Member for any contingent liabilities or obligations of the Company;

(c)           to the payment of any loans or advances from the Member; and

(d)           to the Member.

5.3          Responsibility. Upon dissolution, the Member shall look solely to the assets of the Company for the return of its capital contribution. The winding up of the affairs of the Company and the distribution of its assets shall be conducted by the Member, who is hereby authorized to take all actions necessary to accomplish such distribution, including, without limitation, selling any Company assets they deem necessary or appropriate to sell.

ARTICLE VI

TRANSFERS OF MEMBERSHIP INTEREST

Any Member may sell, hypothecate, pledge, assign, or otherwise voluntarily transfer any part or all of its interest as a Member in the Company to any other Person. If a Member transfers its entire membership interest, the transferee(s) shall become a Member(s) without any further action unless the Member and the transferee(s) agree otherwise.

ARTICLE VII

MISCELLANEOUS

7.1          Books of Account. The Member shall maintain accurate books of account for the Company and every transaction involving the Company shall be entered therein. The books of account shall be kept at the principal office of the Company.

7.2          Accounting Method. The books of account for the Company shall be kept on the method of accounting utilized by the Member for its own books.

7.3          Fiscal Year. The fiscal year of the Company is the calendar year.

7.4          Entire Agreement.  This Agreement contains the entire written declaration of the Member.

7.5          Amendment. This Agreement may only be amended in a writing signed by the Member.

7.6          Applicable Law. This Agreement and the rights of the Member shall be interpreted and enforced in accordance with the laws of the State of Delaware.

7.7          Severability. The invalidity or unenforceability of any provision of this Agreement in any particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

7.8          Reference to Statutory Provisions. All references to statutory provisions shall be deemed to refer to corresponding provisions of subsequent law.

7.9          Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons may require.

7.10        Benefits. This Agreement shall inure to the benefit of and shall bind the party hereto and its permitted successors and permitted assigns.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ James W. Baehren
James W. Baehren, Vice President and Secretary